EXHIBIT 10.6
TAX PROTECTION AGREEMENT
     THIS TAX PROTECTION AGREEMENT (“Agreement”), dated as of ___________ __, 2011, by and between Schottenstein Realty LP, a Delaware limited partnership (the “OP”), Schottenstein Realty Trust, Inc., a Maryland corporation (the “REIT”) and the parties set forth on Schedule 1 hereto,
W I T N E S S E T H:
     WHEREAS, the REIT, the OP and certain contributing members, including the Protected Partners, have entered into that certain Second Amended and Restated Contribution Agreement, dated as of March  , 2011 (the “Contribution Agreement”) and various assignment and assumption and other agreements, pursuant to which limited liability company, limited partnership interests or general partnership interests (each, a “Contributed Interest”) in entities that own direct or indirect interests in the properties listed on Schedule 1 hereto (each, a “Property”) will be contributed to the OP (the “Contribution”) in exchange for, among other things, units of limited partnership interest in the OP (“OP Units”);
     WHEREAS, it is intended that, for federal income tax purposes, the Contribution will be treated as a tax-free contribution by the Protected Partners to the OP of the Contributed Interests in exchange for OP Units, under Section 721 of the Code, as defined below (including, where applicable, pursuant to the “assets over” form of transaction set forth in Treasury Regulation Section 1.708-1(c)(3)(i)); and
     WHEREAS, as provided in Section 8.07(a) of the Amended and Restated Agreement of Limited Partnership of the OP (the “Partnership Agreement”) and in consideration for the agreement of the Protected Partners to consummate the Contribution, the OP, the REIT and the Protected Partners are entering into the agreements set forth below.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
     1. Definitions. All capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in the Partnership Agreement. As used herein, the following terms have the following meanings:
     “Accounting Firm” shall have the meaning set forth in Section 3(b).
     “Arbitrable Dispute” shall mean a disagreement with respect to the amount of damages to which a Protected Partner of Indirect Owner thereof is entitled under Section 3(a) or Section 6(a). For the avoidance of doubt, a disagreement as to whether or not the OP has breached any covenant or obligation under Sections 2, 4 or 5 or whether a transaction or event gives rise to an indemnification obligation under Sections 3 or 6 shall not constitute an Arbitrable Dispute.

     “Built-in Gain” shall mean, with respect to any Protected Partner (or as allocable to any Indirect Owner) at any time, gain allocable to such Protected Partner pursuant to Section 704(c) of the Code with respect to a Protected Property (to the extent not offset by any special inside basis of such Protected Partner (or Indirect Owner) under Section 743(b) of the Code with respect to such Protected Property). The Built-in Gain of each Protected Partner as of the Closing Date with respect to each Protected Property shall be as reflected on Schedule 1. [The Built-In Gain of each Indirect Owner as of the Closing Date with respect to each Protected Property shall be as reflected on Schedule 2.] The amount of Built-in Gain of any Protected Partner (or Indirect Owner) shall be adjusted from time to time pursuant to the Code and the Treasury Regulations and shall be reduced by any Built-in Gain recognized under the Code during the Tax Protection Period, including any gain recognized during the Tax Protection Period by (x) a Protected Partner upon a transfer of some or all of its Protected Units or (y) an Indirect Owner upon a transfer of some or all of such Indirect Owner’s equity interest in a Protected Partner, that is attributable to Built-in Gain.
     “Closing” and “Closing Date” shall have the meanings ascribed to them in the Contribution Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “DRO” means a written obligation by a Protected Partner to restore all or any portion of a deficit that may exist in its capital account upon a liquidation of the OP pursuant to Section 13.02(d) of the Partnership Agreement.
     “Guarantee Opportunity” shall have the meaning set forth in Section 5(b).
     “Guaranteed Amount” means, with respect to a Guaranteed Debt, the aggregate amount of such Guaranteed Debt that is guaranteed at any time by Protected Partners or Indirect Owners.
     “Guaranteed Debt” means any debt that is guaranteed in whole or in part by a Protected Partner or Indirect Owner at any time on or after the Closing Date pursuant to Section 5 hereof.
     “Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, S corporation, grantor trust or disregarded entity or for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership, S corporation, grantor trust or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.
     “LP Recourse Amount” shall have the meaning set forth in the Partnership Agreement.
     “Merger” means a merger, consolidation, unit exchange, entity conversion, recapitalization, leveraged buy-out, so-called going private transaction or other capital transaction involving the OP or any entity in which the OP owns a direct or indirect interest, whether or not the OP or such other entity is the surviving entity in such transaction, provided, however, that such term shall not include any transfer occurring pursuant to the Contribution Agreement.
     “Minimum Liability Amount” shall mean, for each Protected Partner, the amount set forth on Schedule 3 hereto next to such Protected Partner’s name, as amended from time to time, provided, however, that (1) upon any sale, exchange, transfer or disposition by a Protected Partner of some or all of its Protected Units in a transaction in which the transferee’s adjusted basis in the transferred property is determined for federal income tax purposes wholly by reference to the transferor’s adjusted basis in such transferred property, the Minimum Liability Amount of the transferor Protected Partner shall be allocated to the transferee (and the Minimum Liability Amount of the transferor shall be correspondingly reduced) in an amount that bears the same ratio to the Minimum Liability Amount of the transferor immediately before such transfer as the number of Protected Units transferred bears to the number of Protected Units held by the transferor immediately before such transfer or in such other manner as the transferor Protected Partner may request, and (2) upon any other sale, exchange, transfer or disposition by either (a) a Protected Partner of some or all of its Protected Units or (b) an Indirect Owner (not including an Indirect Owner that holds its indirect interest through an S corporation) of some or all of its direct or indirect equity interest in a Protected Partner, such Protected Partner’s Minimum Liability Amount shall be reduced to the extent of (X) in situation (2)(a), any gain recognized by the Protected Partner (or, in the case of a transfer resulting from the death of a Protected Partner, the difference between the adjusted tax basis, for federal income tax purposes, of the transferee with respect to such units and the adjusted tax basis, for federal income tax purposes, of the transferor with respect to such units), and (Y) in situation (2)(b), any gain recognized by the Indirect Owner (or, in the case of a transfer resulting from the death of an Indirect Owner, the difference between the adjusted tax basis, for federal income tax purposes, of the transferee with respect to the transferred property and the adjusted tax basis, for federal income tax purposes, of the transferor with respect to such property).
     “Nonrecourse Built-in Gain” means gain recognized under Section 731(a)(1) of the Code as a result of a deemed distribution under Section 752(b) of the Code or gain under Section 465(e) of the Code.
     “OP Units” shall have the meaning set forth in the Recitals.
     “Partnership Agreement” shall have the meaning set forth in the Recitals.
     “Permitted Transfer” shall have the meaning set forth in Section 2(b).
     “Proceeding” shall have the meaning set forth in Section 11(a).
     “Property” shall have the meaning set forth in the Recitals.

     “Protected Partners” shall mean (i) the initial Protected Partners listed on Schedule 1 hereto, (ii) any person who holds Protected Units and who acquired such Protected Units from a Protected Partner in a transaction in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the Protected Partner in such Protected Units, and (iii) any Indirect Owner of a Protected Partner who receives Protected Units from such Protected Partner as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to his, her or its interest in such Protected Partner .
     “Protected Properties” shall mean each of the Properties listed on Exhibit A hereto or any portion thereof, any property acquired by the OP or any entity in which the OP holds a direct or indirect interest in exchange for any such Protected Property in a transaction described in Section 2(b) hereof, and any other property received by the OP, or any entity in which the OP holds a direct or indirect interest as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to any such Protected Property. Where the context so requires, it shall include any Contributed Interest that represents an indirect interest in any Protected Property.
     “Protected Property Disposition” shall have the meaning set forth in Section 2(a).
     “Protected Units” shall mean (1) solely those OP Units issued in the Contribution and acquired by a Protected Partner either at original issuance or from a Protected Partner in a transaction in which the transferee’s adjusted basis, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the transferor Protected Partner in such Protected Units, (2) any OP Units thereafter issued by the OP to a Protected Partner in exchange for Protected Units held by such Protected Partner in a transaction in which the Protected Partner’s adjusted basis, as determined for federal income tax purposes, in the newly issued OP Units is determined, in whole or in part, by reference to such Protected Partner’s adjusted basis, as determined for federal income tax purposes, in the Protected Units exchanged, and (3) OP Units received by an Indirect Owner of a Protected Partner in a distribution to such Indirect Owner in a transaction in which all or any portion of the gain or loss is not recognized by the Protected Partner. Notwithstanding the foregoing, a Protected Unit shall cease to constitute a Protected Unit upon (X) the death of the Protected Partner holding such Protected Unit if, as a result of the death of the Protected Partner, the transferee of such unit receives an adjusted basis in such unit for federal income tax purposes that is equal to the fair market value of such unit on the date of the Protected Partner’s death or (Y) any sale, exchange, transfer or other disposition of such Protected Unit (except as provided in clauses (2) and (3) above and other than any sale or exchange transaction in which the transferee’s adjusted basis, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis, as determined for federal income tax purposes, of the transferor). In addition, upon the death of any Indirect Owner in a Protected Partner (not including an Indirect Owner that holds its indirect interest through an S corporation and only if, as a result of the death of the Indirect Owner, the transferee of the Indirect Owner’s direct or indirect equity interest in the Protected Partner receives an adjusted basis in such equity interest for federal income tax purposes that is equal to the fair market value of such equity interest on the date of the Indirect Owner’s death), or upon the sale, exchange, transfer or other disposition by an Indirect Owner (not including an Indirect Owner that holds its indirect interest through an S corporation) of some or all of such Indirect Owner’s equity interest in a Protected Partner (other than any sale, exchange, transfer or other disposition in which the transferee’s adjusted basis, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis, as determined for federal income tax purposes, of the transferor Indirect Owner), the Protected Units treated as held by such Protected Partner shall be reduced such that the amount of Protected Units held by such Protected Partner shall equal the amount of Protected Units that would have been held by the Indirect Owners in the aggregate, following such event, had the Indirect Owners directly received Protected Units in the Contribution and the Indirect Owner had either directly transferred a portion of such Protected Units or died holding such Protected Units (taking into account all prior transactions involving the death of an Indirect Owner in such Protected Partner or the sale, exchange, transfer or other disposition of an Indirect Owner’s equity interest in such Protected Partner (other than a sale, exchange, transfer or other disposition in which the transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis, as determined for federal income tax purposes, of the transferor Indirect Owner)).
     “Qualified Nonrecourse Debt” shall have the meaning set forth in Section 5(a).
     “Qualifying Debt” shall mean indebtedness of the OP, directly or indirectly, provided that (1) such indebtedness is treated as a “nonrecourse liability” of the OP for purposes of Section 752 of the Code and the Treasury Regulations thereunder and is secured by property owned directly or indirectly by the OP, (2) such indebtedness is the most senior indebtedness secured by the subject property, (3) the subject property securing such indebtedness has a fair market value at the time that a Guarantee Opportunity of nonrecourse debt is offered at least equal to 150% of the aggregate amount of all indebtedness secured by such property or assets, and (4) such indebtedness is not guaranteed by any person other than a Protected Partner or Indirect Owner.
     “Qualified Guarantee” shall mean a guarantee that (i) is substantially in the form of Schedule 4, (ii) is a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any bottom-dollar guarantees permitted pursuant to the last sentence of this definition) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees that are in effect with respect to such Guaranteed Debt at the time the guarantees are entered into), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor, (iii) Guaranteed Amounts with respect to the debt will not exceed

[ ]% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed, (iv) as to each Protected Partner that is offered to execute the guarantee, there is no other person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation Section 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Protected Partner is being offered to make the guarantee; (iv) is delivered to the lender, (v) the receipt of which is acknowledged and accepted by the lender, and (vi) is enforceable under the laws of the state governing the loan and in which the property securing the guaranteed loan is located. If there are guarantees already in place at the time a Guarantee Opportunity is presented to the Protected Partners that are pari passu with or at a lower level of risk than the guarantees being offered, then the amount of such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the [     ]% limitation set forth in clause (iii) above.
     “Recourse Debt” shall mean [the Revolving Credit Facility, any replacement or substitution thereof and] any [other] indebtedness of the OP, (i) which [in all such events] is recourse, without limitation, to all the assets of the OP, (ii) for which the REIT, as general partner of the OP, has personal liability, (iii) which is not subject or subordinate in any manner to any unsecured indebtedness of the OP and (iv) which is made by a third-party institutional lender with financial covenants that are standard for such a loan.
     [“Revolving Credit Facility” shall mean that certain [Credit Agreement] dated as of __________ __, 2011 among the OP and _____________.]           .
     “OP Units” shall mean any series of common or preferred Units of the OP.
     “Tax Claim” shall have meaning set forth in Section 11(a).
     “Tax Protection Period” shall mean the period beginning on the Closing Date and ending on, and including, the earlier of (i) the date that completes seven (7) years after the Closing Date and (ii) the date on which the number of Protected Units is equal to less than twenty percent (20%) of the number of Protected Units as of the Closing Date.
     2. Restrictions on Dispositions of Protected Properties.
          (a) Subject to Section 2(b), the OP agrees, for the benefit of each Protected Partner and the Indirect Owners of such Protected Partner, that during the Tax Protection Period neither the OP, nor any entity in which the OP holds a direct or indirect interest, will consummate a sale, transfer, exchange or other disposition of any Protected Property (a “Protected Property Disposition”) or any indirect interest therein in a transaction, including a Merger, that results in the recognition by any Protected Partner, for federal income tax purposes, of all or any portion of its Built-in Gain, including recognition thereof pursuant to Sections 704(c)(1)(B) or 737 of the Code (and including a Merger as a result of which a Protected Partner is required to exchange, tender or transfer Protected Units in a transaction that is partly or wholly taxable for federal income tax purposes). A disposition shall include a transaction that is deemed to be a disposition for federal income tax purposes and shall include any transfer, whether, voluntary or involuntary, in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure or in a bankruptcy proceeding.
          (b) Section 2(a) shall not apply to (i) any transaction which would not result in the recognition and allocation of any Built-in Gain to any Protected Partner or its Indirect Owners with respect to Protected Units, such as a transaction which qualifies as a tax-free like-kind exchange under Code Section 1031 or a tax-free contribution under Code Section 721 or Code Section 351 or a tax-free merger or consolidation of the OP with or into another entity that qualifies for taxation as a partnership for federal income tax purposes, or (ii) the condemnation or other taking of all or any portion of any Protected Property by a governmental entity or authority in eminent domain proceedings or otherwise or a casualty with respect thereto (each, a “Permitted Transfer”). In the case of a Permitted Transfer described in clause (ii) of this Section 2(b), the OP shall use good faith commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Code Section 1031 or other tax-free contribution or tax-free reinvestment of proceeds under Code Section 1033.
          (c) If at the time of a Permitted Transfer of a Protected Property the property is secured, directly or indirectly, by Guaranteed Debt, then (i) in the OP’s sole discretion, either such debt shall be repaid in full or the OP shall obtain from the lenders with respect to such debt a full and complete release of liability for each such Protected Partner or Indirect Owner from its guarantee and (ii) if the Tax Protection Period shall not have expired, the OP shall comply with the requirements of Section 5(e) (treating such repayment or release as a repayment of Guaranteed Debt).
     3. Indemnity by the OP for Breach of Obligations Set Forth in Section 2.
          (a) In the event that the OP engages in a Protected Property Disposition in breach of its obligation set forth in Section 2(a), each Protected Partner or Indirect Owner who recognizes all or any portion of its Built-in Gain with respect to Protected Units as a result of such Protected Property Disposition shall receive from the OP as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner or Indirect Owner as a result of its recognition of such Built-in Gain plus an additional amount so that, after the payment by such Protected Partner or Indirect Owner of all taxes on amounts received pursuant to this Section 3(a), such Protected Partner or Indirect Owner retains from such damage payments hereunder an amount equal to its total tax liability incurred as a result of the Protected Property Disposition and its recognition of such Built-in Gain. In the event of a breach of Section 2(a) hereof resulting in the recognition by any Protected Partner or an Indirect Owner thereof of all or any portion of its Built-in Gain, the OP shall promptly notify such Protected Partner in writing of such Protected Property Disposition and of the approximate sales price or other amount realized for income tax purposes in connection therewith. Within ten (10) days of receipt of such notice, each Protected Partner shall provide the OP with information regarding the identity of any Indirect Owners thereof. In addition, the OP shall prepare a computation of the indemnity payment, if any, owing to such Protected Partner or Indirect Owner under this Section 3(a), which computation shall be delivered to such Protected Partner within ten (10) days after the date of such breach. Except as provided in the penultimate sentence of Section 3(b), the OP shall make any required indemnity payment owing to a Protected Partner or Indirect Owner pursuant to this Section 3(a) no later than ten (10) days after delivery of the computation of the indemnity payment to the Protected Partner or Indirect Owner. For purposes of the preceding sentence, (i) all income arising from a transaction or event that is treated as ordinary income under the applicable provisions of the Code, including all payments under this Section 3(a), shall be treated as subject to federal, state and local income tax at the effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Protected Partner or Indirect Owner, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in such city and state, (ii) all other income arising from the transaction or event shall be treated as subject to federal, state and local income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of such Protected Partner or Indirect Owner, determined using the maximum federal, state and local rates on long-term capital gains then in effect (including for this purpose with respect to any Code Section 1245 or 1250 recapture or any unrecaptured section 1250 gain, the maximum rate imposed on such income), (iii) any amounts giving rise to a payment pursuant to this Section 3(a) shall be determined assuming that the transaction or event giving rise to the OP’s obligation to make a payment was the only transaction or event reported on the Protected Partner’s or Indirect Owner’s tax return (i.e., without giving effect to any loss carryovers or other deductions attributable to such Protected Partner or Indirect Owner), and (iv) any amounts payable with respect to state and local income taxes shall be assumed to be fully deductible (subject to applicable limitation or phase-out) for federal income tax purposes. In the case of a corporate Protected Partner, the preceding sentence shall be applied using the highest marginal rate of tax applicable to corporations for federal income tax purposes and state and local corporate income or franchise tax purposes. Notwithstanding anything to the contrary set forth herein, separate tax indemnity payments shall be made to each Protected Partner or Indirect Owner, as the case may be.
          (b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner or Indirect Owner for a breach or violation of the covenants set forth in Section 2(a) shall be a claim for damages against the OP, computed as set forth in Section 3(a), and no Protected Partner or Indirect Owner shall be entitled to pursue a claim for specific performance of the covenant set forth in Section 2(a) or bring a claim against any person that acquires a Protected Property from the OP in violation of Section 2(a). If the OP has breached or violated the covenant set forth in Section 2(a) (or a Protected Partner or Indirect Owner asserts that the OP has breached or violated such covenant), the OP and the Protected Partner or Indirect Owner shall negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner or Indirect Owner under Section 3(a). If any such disagreement cannot be resolved by the OP and such Protected Partner or Indirect Owner within thirty (30) days after such breach, then to the extent that such disagreement involves an Arbitrable Dispute, the OP and the Protected Partner or Indirect Owner shall jointly retain a nationally recognized independent public accounting firm (the “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible such disagreement. All determinations made by the Accounting Firm with respect to the resolution of any Arbitrable Dispute shall be final, conclusive and binding on the OP and the Protected Partner and Indirect Owner. The fees and expenses of the Accounting Firm incurred in connection with any such determination shall be shared equally by the OP and the Protected Partner or Indirect Owner. In the event that the OP and a Protected Partner or Indirect Owner, each having acted in good faith and with its or his best efforts to select an Accounting Firm, are unable to retain an Accounting Firm within sixty (60) days after expiration of the thirty (30) day period mentioned above, then following the expiration of such sixty (60) day period, any disagreement may be settled in any court of competent jurisdiction. To the extent that a disagreement between the OP and a Protected Partner or Indirect Owner thereof described under this Section 3(b) involves issues other than an Arbitrable Dispute and such disagreement cannot be resolved by the OP and such Protected Partner or Indirect Owner within the thirty (30) day period mentioned above, such disagreement may be settled in any court of competent jurisdiction. In the event of any disagreement as to the amount of liability of the OP to make an indemnity payment hereunder, the OP shall pay such amount for which it believes it is liable within five (5) days before the due date of the quarterly estimated tax payment for individuals which next follows the breach of Section 2(a) giving rise to liability hereunder. In the event of a determination, through arbitration, a judicial proceeding or otherwise, that the amount paid by the OP pursuant to the preceding sentence exceeded its liability, the recipient of the indemnity payment shall repay such excess to the OP within five (5) days after such determination.
     4. Section 704(c) Method; Non-Recourse Liability Allocation Method. The OP shall use, and shall cause any other entity in which the OP has a direct or indirect interest to use, the “traditional method” under Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to each Protected Property to take into account the book-tax disparities as of the effective time of the Contribution with respect to such Protected Property and with respect to any revaluation of such Protected Property pursuant to Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704-3(a)(6) with no “curative allocations,” “remedial allocations” or adjustments to other items to offset the effect of the “ceiling rule.” The OP will first allocate to each Protected Partner an amount of “excess nonrecourse liabilities,” as defined in Regulations Section 1.752-3(a)(3), up to the amount of Built-in Gain that is allocable to such Protected Partner with respect to each property acquired by the OP pursuant to the Contribution to the extent that each such property is subject to nonrecourse liabilities and such Protected Partner’s Built-in Gain with respect to each such property exceeds his gain with respect thereto described in Regulations Section 1.752-3(a)(2).
     5. Obligation of the OP to Maintain Certain Debt.
          (a) Subject to paragraphs (c) through (f) of this Section 5, the OP agrees to maintain at all times through the Tax Protection Period, directly or indirectly and on a continuous basis, an amount of “qualified nonrecourse indebtedness” (within the meaning of Code Section 465(b)(6)(B)) (“Qualified Nonrecourse Debt”) so as to cause the amount of OP liabilities allocated to each Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of OP liabilities with respect to which each Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount.
          (b) (i) Notwithstanding anything to the contrary in this Agreement, but subject to Section 5(b)(ii) and (iii) below, the OP may satisfy up to [ ]% of its obligations under Sections 5(a) by instead making available to each Protected Partner, in the manner described in

Section 5(b)(ii) below, the opportunity (a “Guarantee Opportunity”) to either (A) enter into a DRO or (B) make a Qualified Guarantee (or, at the option of such Protected Partner, allow its Indirect Owners to make Qualified Guarantees) of Qualifying Debt in such amount or amounts so as to cause the amount of OP liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of OP liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount.
               (ii) In order to make a Guarantee Opportunity available to a Protected Partner, the OP shall send by first class certified mail to the last known address of such Protected Partner (as reflected in the records of the OP) a letter explaining that it is making a Guarantee Opportunity available pursuant to this Section 5(b) and the circumstances giving rise to the Guarantee Opportunity. The letter shall contain a brief summary of the terms of the indebtedness to be guaranteed (or, in the case of a DRO, the terms of the OP recourse debt), a brief description of the collateral for the indebtedness and a statement of the amount to be guaranteed (or, in the case of a DRO, the amount of DRO being made available). Included with the letter shall be a guarantee agreement (or consent to DRO form) to be executed, together with the address to which the executed guarantee agreement (or consent to DRO form) must be sent and the date by which it must be received, which shall be not less than thirty (30) days after such letter is sent. To the extent that a Guarantee Opportunity is made available to a Protected Partner in accordance with this Agreement and such Protected Partner and its Indirect Owners (in the case of a Guarantee Opportunity described in Section 5(b)(iii)) do not avail themselves of the Guarantee Opportunity by the time indicated such letter, such Protected Partner’s Minimum Liability Amount shall thereupon be reduced.
               (iii) If in response to an offer to Protected Partners of the opportunity to make a Qualified Guarantee, a Protected Partner requests of the OP in writing that such offer should be made available to its Indirect Owners (the Protected Partners acknowledge that only holders of OP Units can enter into a DRO), and (y) together with such request such Protected Partner provides the OP with the identities and addresses of the Indirect Owners to whom such offer shall be made and such Indirect Owners’ allocable portions of the opportunity offered to such Protected Partner, then the OP shall offer such opportunity to such Indirect Owners in the amounts requested by such Protected Partner. If the offer by the OP to the Indirect Owners is made within two (2) days after the date on which the Protected Partner sends its request to the OP, then the date by which acceptance of the opportunity shall be due from the Indirect Owners shall be the same as the date that was due from the Protected Partner. To the extent that the offer is made to the Indirect Owners more than two (2) after the Protected Partner sends its request to the OP, the date by which acceptance of the offer by the Indirect Owners shall be due shall be equally extended.
          (c) The OP makes no representation or warranty to any Protected Partner or Indirect Owner that receiving an allocation of Qualified Nonrecourse Debt pursuant to Section 5(a) hereof or providing a guarantee or entering into a DRO pursuant to Section 5(b) hereof shall be respected for federal income tax purposes as providing such Protected Partner or Indirect Owner with an allocation of recourse liabilities for purposes of Code Section 752 or as causing such Protected Partner or Indirect Owner to be “at risk” with respect to liabilities for purposes of Code Section 465; provided, however, that the OP shall not take any tax position contrary to such position except as may be permitted under paragraph (d) below.
          (d) Absent a determination to the contrary by the Internal Revenue Service or a court and subject to paragraph (e) below, all tax returns prepared by the OP that allocate liabilities of the OP for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Protected Partner as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Protected Partner in accordance with the Partnership Agreement and Treasury Regulation Section 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees or other arrangements entered into other than pursuant to this Agreement) pursuant to Treasury Regulation Section 1.752-2 equal to the sum of the amounts of all guarantees entered into by such Partner and DROs undertaken by such Protected Partner pursuant to this Agreement, and the OP and the REIT shall not take any contrary or inconsistent position in any federal, state or local income tax returns (including, without limitation, information returns, such as Schedule K-1s, provided to partners in the OP and returns of entities in which the OP owns a direct or indirect interest) or in any administrative or judicial proceeding. Notwithstanding the foregoing, the OP shall not be required to make allocations of Guaranteed Debt or other recourse debt of the OP to the Protected Partners as set forth in this Agreement if and to the extent there has been a judicial determination in a proceeding to which the OP was a party and as to which the Protected Partners have been allowed to participate as and to the extent contemplated in Section 11 to the effect that such allocations are not correct. In no event shall this Section 5(d) be construed to relieve the OP from any liability arising from a failure by the OP to comply with one or more of the provisions of this Section 5.
          (e) The OP shall not, at any time during the Tax Protection Period, repay or refinance all or any portion of any Guaranteed Debt or otherwise take any action that would result in a decrease in the amount of OP liabilities allocated to a Protected Partner or Indirect Owner as a result of its guarantee thereof pursuant to Section 5, unless the OP, not less than thirty (30) days prior to such repayment, refinancing or other action, provides the applicable Protected Partner with a Guarantee Opportunity in an amount sufficient to replace the decrease in allocation of liabilities pursuant to Section 752 of the Code that would otherwise result.
          (f) In the event that a Protected Partner has elected to enter into a DRO, the OP will maintain outstanding at all times indebtedness of the OP that is Recourse Debt in an amount equal to or greater than the sum of the LP Recourse Amounts of all partners of the OP, unless the OP, not less than thirty (30) days prior to any repayment or other action that would violate the foregoing requirement, provides such Protected Partner with a Guarantee Opportunity in an amount sufficient to replace the decrease in allocation of liabilities pursuant to Section 752 of the Code that would otherwise result.
          (g) The OP covenants that (A) it will comply with the requirements set forth in Section 2(c) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral for a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the debt would continue to be Qualified Debt and the Guarantee would continue to be a Qualified Guarantee, or (ii) the OP (x) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of release of liability for each Protected Partner or Indirect Owner from its guarantee of such indebtedness unless such Protected Partner or Indirect Owner expressly requests that it not be released, and (y) if the Tax Protection Period has not expired, offers to each such Protected Partner or Indirect Owner, not less than thirty (30) days prior to such pledge or disposition, a Guarantee Opportunity in an amount equal to the amount of its guarantee being so released, and (C) it will not offer or make available to any person or entity other than a Protected Partner or Indirect Owner the opportunity to guarantee any Guaranteed Debt .
     6. Indemnity by the OP for Breach of Obligations set forth in Sections 4 and 5.
          (a) In the event that the OP breaches its obligations set forth in Section 4 or 5, each Protected Partner or Indirect Owner who recognizes additional income as a result of a breach with respect to Section 4 or Nonrecourse Built-in Gain as a result of a breach with respect to Section 5 shall receive from the OP as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner or Indirect Owner as a result of such additional income or Nonrecourse Built-in Gain recognized by such Protected Partner or Indirect Owner by reason of such breach, plus an additional amount so that, after the payment by such Protected Partner or Indirect Owner of all taxes on amounts received pursuant to this Section 6(a), such Protected Partner or Indirect Owner retains from such damage payments hereunder an amount equal to its total tax liability incurred as a result of such breach. The principles and tax rates set forth in Section 3(a) shall apply for purposes of determining the timing and amount of payment to be made to a Protected Partner or Indirect Owner pursuant to this Section 6(a). The OP shall be considered to have satisfied its obligations under Section 5, and therefore shall have no liability under this Section 6(a) for breach of such Section 5, to the extent that it offers a Protected Partner a Guarantee Opportunity in accordance with Section 5(b) and such Protected Partner and, where applicable, its Indirect Owners, fail to timely accept such Guarantee Opportunity. Notwithstanding anything to the contrary set forth herein, the failure of one or more Protected Partners or Indirect Owners to accept a Guarantee Opportunity shall not affect the OP’s obligation to the remaining Protected Partners and Indirect Owners.
          (b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner or Indirect Owner for a breach or violation of the covenants set forth in Sections 4 and 5 shall be a claim for damages against the OP, computed as set forth in Section 6(a), and no Protected Partner or Indirect Owner shall be entitled to pursue a claim for specific performance of the covenants set forth in Sections 4 and 5. If the OP has breached or violated the covenants set forth in Sections 4 or 5 (or a Protected Partner or Indirect Owner asserts that the OP has breached or violated such covenants), the OP and the Protected Partner or Indirect Owner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner or Indirect Owner under Section 6(a). If any such disagreement cannot be resolved by the OP and such Protected Partner or Indirect Owner within thirty (30) days after such breach, then to the extent that such disagreement involves an Arbitrable Dispute, the OP and the Protected Partner shall jointly retain an Accounting Firm to act as an arbitrator to resolve as expeditiously as possible such disagreement. All determinations made by the Accounting Firm with respect to resolution of any Arbitrable Dispute shall be final, conclusive and binding on the OP and the Protected Partner or Indirect Owner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the OP and the Protected Partner or Indirect Owner. In the event that the OP and a Protected Partner or Indirect Owner, each having acted in good faith and with its or his best efforts to select an Accounting Firm, are unable to retain an Accounting Firm within sixty (60) days after the thirty (30) day period mentioned above, following the expiration of such sixty (60) day period, any disagreement may be settled in any court of competent jurisdiction. To the extent that a disagreement between the OP and a Protected Partner or Indirect Owner described under this Section 6(b) involves issues other than an Arbitrable Dispute and such disagreement cannot be resolved by the OP and such Protected Partner or Indirect Owner within the thirty (30) day period mentioned above, such disagreement may be settled in any court of competent jurisdiction.
          (c) The Protected Partners acknowledge that the OP may rely on information provided to the OP and its accountants for purposes of determining the amount of debt allocated to the Protected Partners under Section 752 of the Code and the Treasury Regulations thereunder, including information relating to the adjusted tax basis of the Properties. The OP shall not have any liability hereunder to the extent that any Protected Partner or any Indirect Owner thereof recognizes Nonrecourse Built-in Gain or otherwise suffers any damages as a result of the inaccuracy of any such information, and the Protected Partners on behalf of themselves and their Indirect Owners hereby unconditionally and irrevocably release the OP from and against any such liability in such event.
     7. Requests for Information. The OP agrees to provide the Protected Partners with such information (“Debt Allocation Information”) as is reasonably available to the OP regarding allocations of the OP’s indebtedness under Section 752 of the Code and the Treasury Regulations thereunder, as such Protected Partners may reasonably request. All such information acquired by the Protected Partners or any Indirect Owners thereof or their representatives shall not be disclosed to any individual or entity other than (x) those representatives of the Protected Partners and such Indirect Owners who need to know such information for the purpose of assisting them in evaluating their rights under this Agreement, (y) as required by applicable law or (z) if necessary, upon the advice of counsel, in order to comply with any judicial order, civil or criminal subpoena or any discovery demand in pending litigation, whether or not the Protected Partner, the Indirect Owner or any of its respective representatives is a party thereto.
     8. Third Party Beneficiaries. The OP acknowledges, agrees and confirms that every Protected Partner and Indirect Owner thereof is an intended third party beneficiary of the provisions of this Agreement during the period that such person remains a Protected Partner or Indirect Owner thereof. Notwithstanding the foregoing, Indirect Owners shall communicate with the OP only through their respective Protected Partners.

     9. Preparation of Schedules. The Protected Partners shall prepare and complete Schedules 1, 2 and 3 in good faith and on an estimated basis on or before the Closing Date and shall finalize such Schedules on or before December 31, 2011.
     10. Tax Proceedings.
          (a) If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership the calculation of which involves a matter covered in this Agreement or the tax treatment of the Contribution (a “Tax Claim”), or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (a “Proceeding”) involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (adversely or otherwise), then the REIT or the Partnership, as applicable, shall promptly notify the Protected Partners of such Tax Claim or Proceeding, but in no event later than twenty (20) business days after receipt of such notice.
          (b) The REIT, as the general partner of the OP, shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the OP shall keep the Protected Partners duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners, and provided further that that the Protected Partners shall have the right to review and comment on any and all submissions made to the Internal Revenue Service, a court, or other governmental body with respect to such Tax Claim or Proceeding and that the OP shall consider such comments in good faith.
     11. General Provisions.
     (a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or sent by telecopy (providing confirmation of transmission) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(i)	if to the OP, to:

c/o Schottenstein Realty Trust, Inc.
4300 East Fifth Avenue, Columbus OH 43219
Attn:

Fax No.:

with a copy to:

Greenberg Traurig, LLP
77 West Wacker Drive
Suite 3100
Chicago, IL 60601
Attn: Corey Light, Esq.
Fax No.: (312) 456-8435

(ii)	if to a Protected Partner, to the address on file with the OP.

[with a copy to: __________________]

     (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners. This Agreement shall be binding upon the REIT, the OP and any entity that is a direct or indirect successor, whether by Merger, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the OP (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the OP hereunder. The REIT and the OP covenant with and for the benefit of the Protected Partners not to undertake (directly or indirectly) any transfer of all or substantially all of the assets of either entity (whether by Merger, spin-off or otherwise) unless the transferee has in writing acknowledged and agreed to be bound by this Agreement, provided further that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.
     (c) Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by the REIT, as general partner of the Partnership, and each of the Protected Partners.
     (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     (e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

EXHIBIT 10.6
     IN WITNESS WHEREOF, the OP, the REIT and the Protected Partners have duly executed this Agreement as of the date first written above.

SCHOTTENSTEIN REALTY LP

By:	Schottenstein Realty Trust, Inc., general partner

By:

SCHOTTENSTEIN REALTY TRUST, INC.

By:

[PROTECTED PARTNERS]

EXHIBIT 10.6
Schedule 1
(Estimated Amounts)

Protected Partner	Section 704(c) Value	Adjusted Tax Basis	Built-In Gain

[Names]

[INSERT SCHEDULE FOR EACH PROPERTY]

EXHIBIT 10.6
[Schedule 2]
(Estimated Amount)
The Built-In Gain for [Property X] is allocated among the Indirect Owners as follows:

Indirect Owner	Allocable Built-In Gain

[Names]

Schedule 3
Minimum Liability Amount

Protected Partner	Minimum Liability Amount

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EXHIBIT 10.6
Schedule 4
Form of Guarantee Agreement For Secured Nonrecourse Indebtedness
GUARANTEE OF COLLECTIBILITY AGREEMENT
     THIS GUARANTEE AGREEMENT (“Guarantee”), is dated as of _________, between each of the undersigned Persons identified on Schedule 1 attached hereto (the “Guarantors”), and [LENDER] (the “Guaranteed Party”).
     WHEREAS, [BORROWER] (“Maker”), is indebted to the Guaranteed Party in the sum of [LOAN AMOUNT] (the “Loan”), as evidenced by a certain promissory note (the “Note”), which is secured by a first mortgage lien (the “Mortgage”) on certain property of the Maker (the “Properties” and individually, a “Property”). [Add description of Qualifying Debt.] The Note, the Mortgage and all other instruments, whether now existing or hereafter arising, evidencing or securing the Loan or any extension or modification thereof, as each such document has been or may hereafter be amended or modified, are collectively referred to herein as the “Loan Documents.”
     WHEREAS, the Guarantors hold limited partnership interests (“OP Units”), directly or indirectly, in Schottenstein Realty LP, a Delaware limited partnership.
     WHEREAS, the Guarantors desire to guarantee collection of a portion of the principal amount of the Note not in excess of [Guaranteed Amount] (the “Guaranteed Amount”).
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Guarantors agree as follows:
     1. Guarantee and Limitation on Liability.
     A. The Guarantors, pursuant to this Guarantee, hereby unconditionally guarantee to the Guaranteed Party, subject to the terms of this Paragraph 1 below, full payment of all of the Maker’s obligations for the repayment of the principal amount outstanding under the Note as of the date hereof (the “Guaranteed Obligations”).
     B. Notwithstanding anything to the contrary contained in this Guarantee: (i) each Guarantor’s liability under this Guarantee shall be limited to the lesser of (x) the actual principal amount outstanding under the Note and (y) the amount(s) set forth next to such Guarantor’s name on Schedule 2 attached hereto, as the same may be amended from time to time; (ii) the amounts payable by each Guarantor in respect of the Guaranteed Obligations shall be in the same proportion as the amount listed next to such Guarantor’s name on Schedule 2 bears to the Guaranteed Amount; and (iii) no demand shall be made under this Guarantee (1) unless and until an event of default under the Loan Documents has occurred and is continuing and the Guaranteed Party has accelerated the Loan and (A) either foreclosed on the Mortgage and exercised the powers of sale thereunder or accepted a deed to the Properties in lieu of foreclosure of its indebtedness and (B)

proceeded against and exhausted all remedies, whether at law or in equity, available to the Guaranteed Party against the Maker, any collateral securing the Loan (including but not limited to the assets of the Maker other than the Properties against which the Guaranteed Party has recourse pursuant to the Loan Documents); and (2) except as and to the extent that the Guaranteed Amount is in excess of the Maker Proceeds (as hereinafter defined).
     C. For the purposes of this Guarantee, the term “Maker Proceeds” shall mean the aggregate of the Foreclosure Proceeds (as hereinafter defined) plus all other amounts collected from the Maker or realized from the sale of assets of the Maker other than the Properties by the Guaranteed Party in repayment of the Note.
     D. For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to a Property:
     1. If at least one bona fide third party unrelated to the Guaranteed Party (and including, without limitation, any of the Guarantors) bids for such Property at a sale thereof, conducted upon foreclosure of the related Mortgage or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Property by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Property by the Guaranteed Party shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Guaranteed Party under the Note.
     2. If there is no such unrelated third party at such sale of the Property so that the only bidder at such sale is the Guaranteed Party or its designee, the Foreclosure Proceeds shall be deemed to be the fair market value (the “Fair Market Value”) of the Property as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Guaranteed Party and the Guarantors or determined pursuant to Paragraph 1.E.
     3. If the Guaranteed Party receives and accepts a deed to the Property in lieu of foreclosure in partial satisfaction of Maker’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Property as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Guaranteed Party and the Guarantors or determined pursuant to Paragraph 1.E.
     E. Fair Market Value of a Property shall be the price at which a willing seller not compelled to sell would sell such Property, and a willing buyer not compelled to buy would purchase the Property, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements. If the Guaranteed Party and Guarantors are unable to agree upon the Fair Market Value of a Property in accordance with subparagraphs 1.D.2 or 3 above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable,

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relating to a Property, either party may have the Fair Market Value of a Property determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Property being valued in the greater metropolitan area in which such Property is located. If each party shall appoint an appraiser having the aforesaid qualifications and such two appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Property is located or to which the Property is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Property in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Property in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Guaranteed Party and Guarantors. The Fair Market Value of the Property shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Property shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property as so determined shall be binding and conclusive upon the Guaranteed Party and Guarantors. Each party shall bear the cost of its own appraiser and the cost of appointing, and the expenses of, the third appraiser shall be shared equally by the Guaranteed Party and Guarantors.
     2. Waivers: Other Agreements.
     The Guaranteed Party is hereby authorized, without notice to or demand upon Guarantors, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the enforceability of the obligations of the Guarantors hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to:
     (i) waive or otherwise consent to noncompliance with any provision of the Note or Mortgage, or any part thereof, or any other instrument or agreement in respect of

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the Guaranteed Obligations now or hereafter executed by Maker or any other person and delivered to the Guaranteed Party;
     (ii) accept partial payments on the Guaranteed Obligations by Maker;
     (iii) receive, take and hold additional security or collateral for the payment of the Guaranteed Obligations or for the payment of this Guarantee, or for the payment of any other guarantees of the Guaranteed Obligations, and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, or otherwise alter or release any such additional security or collateral;
     (iv) apply any and all such security or collateral and direct the order or manner of sale thereof as the Guaranteed Party may determine in its sole discretion;
     (v) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any Mortgage or any other security or collateral for the Guaranteed Obligations or any other guarantee therefore, in any manner;
     (vi) add, release or substitute any one or more other guarantors, makers or endorsers of the Guaranteed Obligations and otherwise deal with Maker or any other guarantor as the Guaranteed Party may elect in its sole discretion; and
     (vii) apply any and all payments or recoveries from Maker, Guarantors or from any other guarantor of the Guaranteed Obligations, to such of the Guaranteed Obligations as the Guaranteed Party in its sole discretion may determine, whether such Guaranteed Obligations are secured or unsecured or guaranteed or not guaranteed by others.
     3. No Right of Subrogation. Until payment in full of the Guaranteed Obligations, the Guarantors shall have no right of subrogation or indemnification whatsoever, whether by contract, at law, in equity or otherwise, with respect to the Guaranteed Obligations and hereby waive any and all rights of subrogation and indemnification prior to such payment in full and any right to assert or enforce any remedy with respect thereto which the Guarantors or any of them now or hereafter may have against the Maker, any partner (whether general or limited) or member of the Maker and any other person or entity.
     4. Release of Guarantee; Substitution. In the event that (a) Guarantor disposes of all of his, her or its OP Units [or otherwise desires to be released from this Guarantee], at a time when there is not a default with respect to any payment due under the Note and the ratio of the outstanding balance of the Guaranteed Obligations to the appraised value of the Properties is not greater than 80% (the “Ratio Test”) or (b) a Guarantor dies, then, upon request by such Guarantor (or his or her estate), such Guarantor (or estate) shall be released from all liability hereunder (and his, her or its Guaranteed Obligation shall be reduced to zero). Notwithstanding the foregoing, the occurrence of an event described in clause (a) or (b) above shall not release a Guarantor (or its estate) from any payment obligation it incurred prior to the occurrence of such event. Guarantor (or its estate) may, at its option, elect to substitute another person who is related to the Guarantor (or its estate) (within the meaning of Treasury Regulation section 1.752-

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4(b)) to serve as Guarantor hereunder, provided that such person has a net worth at the time of such substitution of not less than the net worth of the existing Guarantor hereunder at the time of such substitution and there is no default under the Loan Documents with respect to any payment due at the time of such substitution. In the event of such substitution, the existing Guarantor hereunder shall be released from all liability upon delivery to Lender of a guarantee in the form of this Guarantee executed by such substituted person.
     5. Miscellaneous.
     A. This Guarantee is irrevocable as to any and all of the Guaranteed Obligations until the earliest date (the “Termination Date”) that, as a result of a repayment, compromise or adjustment of a principal amount of the Note, the total principal amount outstanding under the Note is reduced by an amount equal to or greater than the Guaranteed Amount, or if the Maker incurs indebtedness senior to, or pari passu with the Note, provided that the obligations of the Guarantors hereunder shall continue after the Termination Date to the extent of any claims that are attributable fully and solely to an event or action that occurred before the Termination Date.
     B. This Guarantee is binding on the Guarantors and their successors and assigns, and inures to the benefit of the Guaranteed Party.
     C. No delay on the part of the Guaranteed Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver by the Guaranteed Party of any right or remedy shall preclude any further exercise thereof, nor shall any modification or waiver of any of the provisions of this Guarantee be binding upon the Guaranteed Party, except as expressly set forth in a writing duly signed or delivered by the Guaranteed Party or on the Guaranteed Party’s behalf by an authorized officer or agent of the Guaranteed Party. The Guaranteed Party’s failure at any time or times hereafter to require strict performance by Maker, Guarantors or any other person of any of the provisions, warranties, terms and conditions contained in any security agreement, agreements, guarantee, instrument or document now or at any time or times hereafter executed by Maker or Guarantors or delivered to the Guaranteed Party shall not waive, affect or diminish any right of the Guaranteed Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Guaranteed Party, its agents, officers, or employees, unless such waiver is contained in an instrument in writing signed by an officer or agent of the Guaranteed Party and directed to Maker or Guarantors, or either of them (as the case may be) specifying such waiver. No waiver by the Guaranteed Party of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Guaranteed Party permitted hereunder shall in any way affect or impair the Guaranteed Party’s rights or the obligations of Guarantors under this Guarantee.
     D. This Guarantee shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws (other than the conflicts of law provisions) of the State of [state law governing other loan documents]. The rights and obligations contained in this Guarantee are intended to cause the Guarantors or a person

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`
related to the Guarantors (within the meaning of Treasury Regulation section 1.752-4(b)) who is a partner in Schottenstein Realty LP to bear or to be treated as bearing the economic risk of loss (within the meaning of Treasury Regulation section 1.752-2) with respect to the Loan to the extent of the amount of the aggregate Guaranteed Obligations and shall be interpreted consistently therewith.
     E. This Guarantee contains all the terms and conditions of the agreement between the Guaranteed Party and Guarantors. The terms and provisions of this Guarantee may not be waived, altered, modified or amended except in writing duly executed by the party to be charged thereby.
     F. Any notice shall be directed to the parties at the following addresses:

If to Guarantors:

If to the Guaranteed Party:

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